Exhibit 10.19

Pursuant to Item 601 of Regulation S-K, certain information in this Exhibit 2.1 has been redacted. Information that was redacted has been noted in this document with a placeholder identified by the mark “[*****].” The Registrant believes the redacted information is both (i) not material and (ii) the type that the Registrant treats as private or confidential. If requested by the Commission or its staff, the Registrant will promptly provide on a supplemental basis an unredacted copy of the exhibit and its materiality and privacy or confidentiality analyses.

MASTER SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (the “Agreement”) is made effective as of the date last signed by all parties below (the “Effective Date”), by and between NuSil Technology LLC, a Delaware limited liability corporation with its principal office at 1050 Cindy Lane, Carpinteria, California 93013 USA (“NuSil”), and Spinal Stabilization Technologies, LLC, a Texas limited liability company with offices at 4040 Broadway, Suite 604, San Antonio, Texas 78209 (the “Buyer”). NuSil and Buyer are collectively referred to as the “Parties” or individually as a “Party.”

WHEREAS, NuSil is a global supplier of silicone materials; and

WHEREAS, NuSil and Buyer desire to enter into this Agreement which sets forth the terms and conditions under which NuSil shall supply to Buyer, and Buyer shall purchase from NuSil, the products set forth on Appendix A (the “Products”).

NOW, THEREFORE, in consideration of the foregoing promises, the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Products. This Agreement shall pertain only to the specific Products set forth on Appendix A, which may be amended from time to time by the mutual written agreement of the Parties.

Section 2. Pricing and Payment.

(a) The price for each of the Products shall be as set forth on Appendix A, each manufactured, assembled, packaged and sold in accordance with the Specifications as set forth in Appendix C. The agreed prices are valid until [*****], and shall be subject to adjustment [*****] as provided in Appendix A.

(b) NuSil shall issue invoices for the Products sold hereunder to Buyer promptly upon or following delivery of the Products to Buyer or Buyer’s agent. Buyer agrees to pay all such invoices in full within [*****] from the date of the invoice. All payments shall be made in U.S. Dollars. [*****]. Late payments for undisputed amounts shall be subject to [*****]. Buyer shall pay all sales, use, value-added, excise, or similar taxes or duties, if any, and any customs, shipping, delivery, freight or insurance costs applicable to the sale and shipping of the Products. Buyer agrees to reimburse NuSil for any such amounts which NuSil incurs on behalf of Buyer. [*****].

(c) If Buyer’s ability to make payments becomes impaired, NuSil may, in its sole discretion, impose more stringent payment requirements, including but not limited to [*****].

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Section 3. Forecasts and Orders.

(a) Forecasts. During the Term (as defined below), Buyer will prepare and submit to NuSil each calendar quarter, a 12-month non-binding rolling forecast consisting of a good-faith estimate of Buyer’s anticipated purchases of the Products. [*****]. Along with each 12-month forecast, Buyer will provide a binding forecast for the 3 months that constitute the next calendar quarter and to which the forecast relates. For example, a 12-month forecast for January 1, 2021 to December 31, 2021, and a binding 3-month forecast for January 2021, February 2021, and March 2021, will be due from Buyer by [*****].

(b) Purchase Orders. [*****].

Section 4. Term; Renewal; Termination.

(a) This Agreement shall have an initial term commencing on the Effective Date and ending on 31 December 2026 (the “Initial Term”). This Agreement shall thereafter automatically renew for successive term(s) of one (1) year each (a “Renewal Term(s)”), unless a Party provides written notice of intent to terminate the Agreement no later than six (6) months prior to expiration of the Initial Term or the then current Renewal Term. The Initial Term and the Renewal Terms, if any, are collectively referred to herein as the “Term.” The termination of this Agreement shall not eliminate either Party’s obligations to the other arising prior to the effective date of such termination.

(b) Notwithstanding any of the foregoing in Section 4(a), above, either Party may, by giving written notice of termination to the other Party, immediately terminate and/or suspend its performance under this Agreement without penalty, if the other Party: (i) fails to comply with any of the material provisions of this Agreement, and such condition is not cured within forty-five (45) days after written notice thereof, or (ii) becomes insolvent, is unable to pay its debts as they mature, files for bankruptcy protection, is forced into bankruptcy, is placed under receivership or into administration, becomes subject to an order or petition or resolution for its winding-up or administration, makes a general assignment for the benefit of creditors or becomes subject to proceedings under any applicable insolvency or similar laws in any relevant jurisdiction.

(c) Notwithstanding anything in Section 4(a) and/or 9(b) of this Agreement, Buyer shall provide NuSil with notice of: (i) any complaints or adverse events relating to the Products and/or any application in which the Products are used or incorporated, within [*****] days of Buyer’s receipt of notice of such complaint or adverse event, and (ii) any field corrective actions relating to the Products and/or any application in which the Products are used or incorporated, no later than [*****]. In the event of serious adverse experience (including but not limited to a recall of one or more applications in which the products are used, legal action or lawsuit from Buyer’s customer(s) or end-user(s), and/or a high level of customer complaints concerning patient safety issues) with an application in which the Products are used and/or incorporated, which causes NuSil to determine, in its sole discretion and based upon all of the available facts and circumstances, that the risks of continuation of sales of Products outweigh the benefits, NuSil shall have the right, by giving written notice of termination to Buyer, to immediately terminate this Agreement, or sales of one or more specific Products under this Agreement, without penalty.

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Section 5. Delivery. All Products shall be delivered Ex Works (Incoterms® 2020) to Buyer or Buyer’s agent at NuSil’s facility at 1050 Cindy Lane, Carpinteria, California 93013 USA. If requested, NuSil will use commercially reasonable efforts to arrange for shipments to Buyer in accordance with Buyer’s shipping instructions as set forth in the applicable Purchase Order. NuSil shall not, however, be responsible to Buyer for the failure to comply with such shipping instructions. Products will be packaged in containers consistent with commercial practices for similar materials, and will be accompanied by a Certificate of Material Conformance verifying that the Products comply with the Buyer’s specifications (the “Specifications”).

Section 6. Title and Risk of Loss. Regardless of terms of shipment, title to and risk of loss of the Products shall pass to Buyer when the Products are Delivered by NuSil to Buyer or Buyer’s agent at NuSil’s facility in accordance with Section 5. On all sales where NuSil arranges transportation, no allowances for shortage or damage will be made by NuSil unless Buyer furnishes acknowledgment from the carrier that same occurred in transit in accordance with the timeframes set forth in Section 12. On all sales where Buyer arranges transportation, in the event of loss or damage in transit, Buyer should file its own claim with the carrier.

Section 7. Intellectual Property. The sale of Products to Buyer hereunder shall have no effect on either Party’s intellectual property rights. Specifically, (a) NuSil retains all right, title, and interest in and to all intellectual property (including, without limitation, any and all patent, trade secret, copyright, trademark, trade dress, and service mark rights) relating to the Products, any New Material that is added to Exhibit A in accordance with Section 8 of this Agreement, and any NuSil Developed Formulations under Section 8(d) of this Agreement, and (b) Buyer retains all right, title and interest in and to all intellectual property (including, without limitation, any and all patent, trade secret, copyright, trademark, trade dress, and service mark rights) relating to the PerQdisc spinal implant products, as well as any additional applications in which in situ cure silicone materials are used. Each Party agrees to respect all such rights of the other Party, and to take or permit to be taken no actions which would infringe upon such rights without the express written consent of such other Party.

Section 8. Buyer’s Purchase Obligations.

(a) Subject to the terms and conditions of this Agreement, during the Term, Buyer shall purchase exclusively from NuSil, and NuSil shall manufacture and sell to Buyer, all of Buyer’s requirements for [*****] (the “Buyer Device”). Buyer shall purchase from NuSil, and NuSil shall manufacture and sell to Buyer, 100% of Buyer’s requirements of the Products.

(b) During the Term, Buyer shall notify NuSil of Buyer’s need for a new or additional [*****], along with the forecasted volume (“New Material Request”). NuSil will promptly evaluate whether NuSil can provide material that fulfills the New Material Request and provide a detailed price estimation for the material in question. [*****].

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(c) If in response to a New Material Request NuSil develops a new material which Buyer agrees to buy (“New Material”), the New Material will be assigned a Part Number and added to Exhibit A subject to an agreement between the Parties on the price of the New Material. When so added, Buyer will buy all of its requirements for the New Material exclusively from NuSil during the Term of this Agreement.

(d) During the Term of this Agreement, NuSil may offer Buyer new [*****] formulations or other new material formulations that NuSil believes may be of interest to Buyer and NuSil may offer Buyer a right of first refusal. All such NuSil developed [*****] formulations (“NuSil Developed Formulations”) shall remain the property of the NuSil, whether or not Buyer agrees to buy such NuSil Developed Formulations. In the event that the Parties reach terms for such NuSil Developed Formulations, then such NuSil Developed Formulation shall be given a Part Number and shall be subject to the requirements of Section 8(a) above.

(e) During the Term [*****], NuSil will not manufacture or sell, to any other person, or enter into any agreement with any other person related to the manufacture or sale of the Products containing [*****] for any application or use for the treatment of degenerative disc disease of the spine.

Section 9. Warranties; Disclaimer; and Limitation of Liability.

(a) NuSil warrants to Buyer that: (i) it has the right to convey legal and beneficial title to the Products, free and clear of any lien or encumbrance; and (ii) on date of delivery to Buyer, the Products shall (a) conform in all material respects to the Specifications; and (b) be manufactured, packaged, and labeled in accordance with applicable laws, rules, and regulations; (c) not infringe upon, violate or misappropriate any intellectual property or other proprietary right of any third party; and (d) conform to the quality procedures and technical information set forth in the Quality Agreement between the Parties. These warranties do not apply to Products which following delivery to Buyer have been subject to any use, formulation, combination, abuse, misuse, accident, modification, improper storage, temperatures above or below acceptable range, alteration or tampering. Buyer shall have the obligation of substantiating the chain of custody of the Products following delivery of the Products to Buyer

(b) NuSil’s responsibility and liability under this Agreement is limited to that of a biomaterials supplier in accordance with the Biomaterials Access Assurance Act, 21 U.S.C. §1604(a) (“BAAA”). NuSil is not knowledgeable of, nor responsible for, any finished medical application(s) in which any of the Products are used, and NuSil is not the manufacturer or seller of any implant under the BAAA. NuSil considers Buyer to be technically capable and knowledgeable to use the Products in its manufacturing processes and to evaluate, apply and/or use the Products to design, develop, produce, market, sell and distribute implantable medical devices.

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(c) OTHER THAN AS SET FORTH IN SECTION 9(a) and 9(b) ABOVE, NUSIL EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY AND WARRANTIES AS TO THE CONDITION OF ANY PRODUCTS INCLUDING, WITHOUT LIMITATION: (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE, AND (B) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. BUYER ASSUMES ALL RISK WHATSOEVER AS TO THE RESULT OF THE USE OF THE PRODUCTS, WHETHER USED SINGLY OR IN COMBINATION WITH ANY OTHER MATERIALS OR SUBSTANCES. BUYER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATIONS OR WARRANTIES MADE BY NUSIL EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. FAILURE BY BUYER TO GIVE NUSIL WRITTEN NOTICE OF CLAIM WITHIN SIXTY (60) DAYS FROM DATE OF DELIVERY OR, IN THE CASE OF NONDELIVERY, FROM THE DATE FIXED FOR DELIVERY, SHALL CONSTITUTE A WAIVER BY BUYER OF ALL WARRANTY CLAIMS IN RESPECT OF SUCH PRODUCTS. NUSIL ASSUMES NO OBLIGATION OR LIABILITY FOR ANY TECHNICAL ADVICE GIVEN BY NUSIL WITH REFERENCE TO THE USE OF THE PRODUCTS OR RESULTS WHICH MAY BE OBTAINED THEREFROM, AND ALL SUCH ADVICE IS GIVEN AND ACCEPTED AT BUYER’S SOLE RISK.

(d) OTHER THAN WITH RESPECT TO CLAIMS DUE TO NUSIL’S FRAUD, WILLFUL MISCONDUCT OR BREACH OF SECTIONS 7, 13 OR THE NDA, NUSIL’S MAXIMUM LIABILITY TO BUYER FOR ANY CLAIMS OF ANY TYPE OR KIND ASSERTED WITH RESPECT TO THE PRODUCTS, WHETHER OR NOT BASED ON BREACH OF CONTRACT, NEGLIGENCE OR OTHER TORTIOUS ACT OR OMISSION, SHALL BE LIMITED TO THE PURCHASE PRICE PAID FOR THE PRODUCTS WITH RESPECT TO WHICH SUCH CLAIM IS MADE, SUBJECT IN ALL CASES TO AN AFFIRMATIVE OBLIGATION ON THE PART OF THE CLAIMING PARTY TO MITIGATE ITS DAMAGES.

(e) OTHER THAN WITH RESPECT TO CLAIMS DUE TO NUSIL’S FRAUD, WILLFUL MISCONDUCT OR BREACH OF SECTIONS 7 OR 13 OR THE NDA, NUSIL SHALL HAVE NO LIABILITY WHATSOEVER UNDER THIS AGREEMENT FOR LOSS OF PROFITS, LOSS OF USE, LOSS OF CONTRACT, LOSS OF GOODWILL OR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES OF ANY NATURE WHATSOEVER, HOWEVER CAUSED, AND UNDER ANY THEORY OF LIABILITY WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(f) Buyer warrants to NuSil that (i) Buyer is solely responsible for the use of the Products, regulatory approval of any medical device or application in which the Products are used, as well as labeling, instructions for use, indications, and post-market surveillance for any such medical device or application, and Buyer will not commence marketing, sale and/or distribution of any medical device or application incorporating any of the Product(s) until required approvals have been obtained from the relevant authorities; (ii) Buyer will use the Products in accordance with all applicable laws (including national, supranational, federal, state and local laws and regulations) governing the storage, use and maintenance of the Products; (iii) Buyer is not a “Prohibited Person” as defined by the United States Office of Foreign Assets Control; and (iv) the Products supplied by NuSil to Buyer are for Buyer’s internal use only, and Buyer will not repackage, resell or otherwise distribute the Products to third parties.

(g) Buyer acknowledges that the provisions in this Section 9 are fair and reasonable having regard to all the circumstances and are reflected in the price paid for the Products.

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Section 10. Insurance.

(a) Buyer shall maintain already existing insurance, or procure and maintain insurance, throughout the duration of this Agreement and for not less than five (5) years following termination of this Agreement (as applicable)(either as single or multiple policies) that is reasonable based on medical device industry standards, with coverage as follows below:

(b) For purchases of Products for use to manufacture Buyer Devices used in the existing clinical trials, Buyer shall maintain the policies on Table 1 – Insurance Schedule in accordance with Section 10(a) above.

Table 1 - Insurance Schedule

[*****]

(c) For purchases of Products for use to manufacture Buyer Devices for commercial distribution, Buyer shall maintain insurance in accordance with Section 10(a) above with coverage limits no less than Ten Million US Dollars (US$10,000,000) for product liability, personal injury and wrongful death claims. Buyer further agrees to name NuSil as an additional insured on all such policies of insurance and to issue a certificate of insurance to NuSil evidencing the coverage as well as NuSil’s additional insured status before Buyer sells Buyer Devices commercially and on request thereafter. In the event that Buyer fails to provide the certificate of insurance as required hereunder, then NuSil shall have the right, by giving written notice of termination to Buyer, to immediately terminate this Agreement and NuSil shall have no obligation to ship any Products until such certificate is provided.

(d) Buyer shall not use the Products for any purpose or in any application which is excluded from coverage under Buyer’s insurance coverage for product liability, personal injury or wrongful death claims. Specifically, Buyer shall not use the Products in any birth control device(s) or product(s).

Section 11. Indemnification. Other than with respect to claims due to NuSil’s fraud, willful misconduct or breach of Sections 7 or 13 or the NDA, Buyer shall defend, indemnify and keep indemnified NuSil and its subsidiaries, affiliates and related companies, and their respective owners, officers, directors, employees, and agents from and against any and all claims, loss, cost, expense (including reasonable attorney’s fees and expert fees), liability, judgments, damages, awards, and settlement payments, in connection with or relating to the handling, possession, use, or resale by or on behalf of Buyer of any Products, whether such Products are used alone or in combination with other materials or substances, including, without limitation, claims which are asserted by or on behalf of any third party (including claims for property damage and bodily injury, including death). NuSil shall defend, indemnify and keep indemnified Buyer and its subsidiaries, affiliates and related companies, and their respective owners, officers, directors, employees, and agents from and against any and all claims, loss, cost, expense (including reasonable attorney’s fees and expert fees), liability, judgments, damages, awards, and settlement payments, in connection with or relating to NuSil’s breach of this Agreement.

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Section 12. Product Inspection Right; Disputes.

(a) Buyer shall have the right to reject any delivery of Products that do not conform in any material respect to the Specifications by providing written notice to NuSil (a “Non-Conforming Notice”) within sixty (60) days following delivery of such Products, which Non-Conforming Notice shall specify in reasonable detail the alleged non-conformities. If Buyer does not provide such Non-Conforming Notice to NuSil within the sixty (60) day period set forth above, then Buyer shall be deemed to have accepted, and be obligated to pay for such delivery of Products, which shall be deemed to have met the applicable Specifications. If any Products are timely rejected by Buyer in accordance with the terms of this Section 12, then NuSil will (i) provide replacement Products for the non-conforming Products and reimburse Buyer for the out-of-pocket costs incurred by Buyer in returning such non-conforming Products to NuSil, or (ii) provide Buyer with an amount (either as a credit or cash refund) equal to the purchase price of such non-conforming Products to Buyer. The Parties agree that the amount described in clause (ii) of the foregoing sentence (x) constitutes liquidated damages and is not a penalty, (y) is a good faith estimate of the injury Buyer would incur as a result of the delivery of nonconforming Products, and (z) is a reasonable forecast of the likely harm. Except as otherwise provided in this Agreement, the foregoing rights of Buyer shall constitute Buyer’s exclusive remedy in the event any non-conforming Products are delivered to Buyer. The acceptance by Buyer of any non-conforming Products shall not affect the right of Buyer to reject any future non-conforming Products delivered by NuSil to Buyer pursuant to this Agreement.

(b) In the event of a dispute concerning whether a Product is non-conforming, the Parties will attempt to resolve such dispute through good faith negotiation between their respective quality organizations. If such negotiations fail to resolve any such dispute, or if the Parties fail to agree on the reasons for the nonconformance of the Products, then either Party may refer the matter for final analysis to a specialized independent laboratory acceptable to both Parties for the purpose of determining the results. Any determination by such laboratory analysis shall be final and binding upon the Parties. The cost and expense of such laboratory shall be borne by Buyer if the laboratory determines that the Products meet the requirements of this Agreement or by NuSil if the laboratory determines that the Products do not meet the requirements of this Agreement. If the Parties cannot agree on such a laboratory, then such dispute will be handled in accordance with the dispute resolution provisions set forth in Section 16(e).

(c) [*****].

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Section 13. Confidential Information.

(a) Buyer and NuSil have executed a separate Mutual Nondisclosure Agreement with an effective date of [*****] (the “NDA”), together with an Amendment to Mutual Nondisclosure Agreement with an effective date of [*****], a copy of each which is attached hereto as Appendix B, and which are hereinafter collectively referred to as the “Amended NDA”. Confidential Information (as defined in the NDA) and disclosure of such information in connection with this Agreement shall be governed by the Amended NDA. The terms of this Agreement and the attachments hereto are Confidential Information subject to the terms of the Amended NDA.

(b) Notwithstanding any other provision in this Agreement, each Party acknowledges that a breach of the provisions of the Amended NDA shall result in immediate and irreparable harm to the other and that money damages alone would be inadequate to compensate such Party. Therefore, in the event of a breach of the Amended NDA by either Party, the other Party may, in addition to other remedies under this Agreement, seek injunctive relief prohibiting the breach or threatened breach or compelling specific performance without the need to post a bond in connection therewith.

Section 14. Business Continuity.

(a) NuSil shall not discontinue a Product during the Initial Term (defined in Section 4(a) of this Agreement), unless prohibited from manufacturing the Product by the passage of an applicable law by a government authority, or a necessary raw material is no longer available from any source. If NuSil is unable to make a product or after the Initial Term desires to stop making a Product, NuSil shall give Buyer written notice (“Discontinuation Notice”) (i) at least six (6) months before the date on which NuSil is planning to stop making the Product if the discontinuation is an elective decision by NuSil; or (ii) promptly upon receipt of notice that a necessary raw material is no longer available from any source, or (iii) immediately upon notification that NuSil is no longer able to provide the Product due to an applicable law prohibiting or penalizing the manufacture and/or sale of the Product. [*****].

(b) Upon completion of all necessary qualification work by both Parties [*****]. Once Specifications are mutually agreed upon by both Parties, NuSil will use commercially reasonable efforts to enter into a Product Supply Agreement with a supplier of [*****] in compliance with the Specifications.

Section 15. Force Majeure. Except for a Party’s obligation to timely pay amounts owed pursuant to this Agreement, neither Party shall be liable to the other for the failure or delay in performing any obligation under this Agreement if and to the extent such failure or delay is by reason of any event or cause beyond the reasonable control of a Party, including, but not limited to, fire, storm, flood, earthquake, explosion, accidents, terrorist attack, disruption of markets, acts of God, riots, public disorders, strikes, labor disputes, transportation embargoes or delays, shortages of materials or machinery, failure of a communications or Internet provider; transportation delays; shortage of or inability to secure labor, fuel, energy, materials, or supplies at reasonable prices or from regular sources, or acts or regulations or priorities of the government or branches or agencies thereof (a “Force Majeure”). The failure or delay in performing an obligation under this Agreement due to a Force Majeure shall last for no longer than the period of such Force Majeure. If, by reason of a Force Majeure, the quantities reasonably available to NuSil of either (a) the Products or (b) any materials used in the production of such Products shall be less than its total needs for NuSil’s own use and for sale, NuSil may allocate its available supply of any such Products and materials among its existing or prospective purchasers and/or its own departments, divisions and subsidiaries in such manner as NuSil deems proper, without thereby incurring liability for failure to perform under this Agreement, and Buyer waives any right to assert a claim against NuSil in respect thereof.

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Section 16. Miscellaneous.

(a) Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing signed by the sender, and shall be deemed duly given (i) on the date delivered if personally delivered, (ii) on the date sent by telecopier or electronic mail, in each case with confirmation of delivery, provided that any notices or communications that are emailed or faxed pursuant to this section 10(a)(ii) must also be sent by a recognized overnight mail service, (iii) on the business day after being sent by a recognized overnight mail service which utilizes a written or electronic form of receipt for next day or next business day delivery, or (iv) five (5) business days after mailing, if mailed by United States postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable Party at the following addresses:

If to NuSil:	NuSil Technology LLC

1050 Cindy Lane

Carpinteria, California 93013

Facsimile: 805.566.0270

Email: valeriec@nusil.com

Attention: Administrator - Contracts

With copy to:	Avantor, Inc.

100 Matsonford Rd.

Building One, Suite 200

Radnor, PA 19087

Email: justin.miller@avantorsciences.com

Attention: Legal Department

If to Buyer:	Spinal Stabilization Technologies, LLC

11025 Dover St., Suite 500

Westminster, CO 80021

E-Mail: mnovotny@sstspine.com

Attention: Mark Novotny

or to such other address as any Party hereto shall notify the other Parties hereto (as provided above) from time to time. Notice by e-mail alone shall not be deemed as sufficient notice pursuant to this Agreement.

(b) Export Control and Compliance with Laws. Each Party shall comply with all applicable export control laws and regulations, and with all other laws applicable to the sale and purchase and use, as appropriate, of the Products.

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(c) Governing Law. This Agreement, and any and all disputes, claims and controversies directly or indirectly arising from or relating to this Agreement will be governed by and construed under the laws of the State of Delaware, USA, without reference to its conflicts of law principles. The Parties hereby expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement, including, without limitation, Article 35(2) thereof.

(d) Survival. The terms and provisions set forth in Sections 7, 9, 10, 11, 13 and 16 shall survive the expiration or termination of this Agreement without limitation of time.

(e) Resolution of Disputes; Exclusive Forum; Waiver of Jury Trial. Any dispute, claim, or controversy that directly or indirectly arises out of or relates to this Agreement will be first negotiated in good faith by representatives of each of the Parties, which representatives shall have authority to bind the Party whom they represent. If such negotiations do not result in a mutually agreeable resolution, either Party may bring a claim against the other Party, provided that such claim will be exclusively venued in the state or federal courts located in the State of Delaware, USA. Each Party hereby consents, agrees, and submits to the exclusive personal jurisdiction of such courts for all suits, actions, or proceedings directly or indirectly arising out of or relating to this Agreement, and waives any and all objections to such courts, including, but not limited to, objections based on improper venue or inconvenient forum. The Parties have agreed that this Agreement and negotiation of any disputes arising from it will be conducted in the English language. Any translations of this Agreement to any other language are for convenience only. EACH PARTY HERETO EXPRESSLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY SUCH DOCUMENTS. THE BUYER AND NUSIL EACH ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

(f) Assignment; Successors and Assigns; Third Party Beneficiaries. This Agreement is binding upon and will inure to the benefit of each Party and their respective permitted successors, acquirors/transferees, and/or permitted assigns. Neither Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and any purported attempt to do so shall be null and void. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(g) Change in Control. Notwithstanding the foregoing section 16(f), either Party shall transfer its rights and obligations under this Agreement to a successor in the event of a merger, sale of equity interests, sale of all or substantially all assets, or other change of control transaction involving such Party and the other Party shall consent to such transfer promptly upon receipt of a written request to do so. Provided, however, that in the event of a change in control of Buyer, NuSil shall have the right to perform its customer gating and due diligence procedures with respect to the transferee, and shall have the right to terminate this Agreement if such procedures do not demonstrate that transferee is at least as responsible as Buyer.

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(h) Entire Agreement; Conflict. This Agreement, together with the Appendices hereto, sets forth the entire agreement and understanding of the Parties hereto relating to the subject matter hereof and, except as otherwise provided in Section 13 of this Agreement, supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof. In the event of conflict between the terms of this Agreement or an Appendix, or any Purchase Order placed pursuant to this Agreement, the provisions of this Agreement shall govern. All specifications, formulas, drawings, illustrations, descriptive matter and particulars contained in NuSil’s catalogs, website and marketing documents (the “Descriptions”) are indicative only, do not form part of this Agreement, and are not representations or warranties of any kind. No discrepancy between the Products and the Descriptions will entitle the Buyer to rescind this Agreement or seek compensation or damages.

(i) Counterparts; Facsimile Signature. This Agreement may be executed (by electronic means or otherwise) in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may also be executed via facsimile or PDF, which shall be deemed an original.

(j) No Waiver; Modification. No course of dealing and no delay on the part of any Party in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such Party’s rights, powers and remedies as conferred by this Agreement. No term or provision of this Agreement may be amended, altered, modified, rescinded, supplemented, or terminated except by a written agreement signed by each of the Parties hereto.

(k) Severability. Any term or provision of this Agreement that is found by a court of competent jurisdiction to be invalid or unenforceable shall be deemed of no effect, and shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement, and the Parties agree to interpret this Agreement such that the invalid or unenforceable term or provision is deemed replaced with a valid and enforceable term or provision that achieves, to the maximum extent possible, the economic, business, and other purposes of such invalid or unenforceable term.

(l) No Partnership. The relationship of the Parties hereto is that of buyer and seller. Nothing in this Agreement, and no course of dealing between the Parties, shall be construed to create or imply an employment or agency relationship or a partnership or joint venture relationship between the Parties or between one Party and the other Party’s employees or agents. Accordingly, neither Party shall be empowered to bind the other Party in any way, to incur any liability or otherwise act on behalf of the other Party. Each Party shall be solely responsible for payment of its employees’ salaries (including withholding of income taxes and social security), workers compensation, and all other employment benefits.

(m) No Strict Construction. Each of the Parties hereto acknowledges and agrees that this Agreement has been prepared jointly by the Parties and their respective counsel and that this Agreement shall not be strictly construed against any Party by virtue of the person or entity who may have drafted any specific provision hereof.

(n) Use of Names; Trademarks. Nothing in this Agreement shall be construed as a license for a Party to use the name or trademark of the other Party, without the prior written consent of the other Party.

(o) Titles and Headings. The headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, each of the Parties hereto has caused its duly authorized officer to execute this Supply Agreement as of the Effective Date.

Spinal Stabilization Technologies, LLC		NuSil Technology LLC

By:	/s/ Mark Novotny	By:	/s/ Mark Murray
Print Name:	Mark Novotny	Print Name:	Mark Murray
Title:	CEO	Title:	EVP Biomaterials & Advanced Technologies

Date:	January 21, 2021	Date:	January 21, 2021

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Appendix A

PRICING SCHEDULE – EX WORKS CARPINTERIA, CA USA

[*****]

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Appendix B – NDA

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MUTUAL NONDISCLOSURE AGREEMENT

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FIRST AMENDMENT TO MUTUAL NONDISCLOSURE AGREEMENT

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Appendix C - SPECIFICATIONS

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Appendix D – SST Certificate of Insurance

[to be added in accordance with Section 10 (c)]

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